Exhibit 10.10

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is made on the ___ day of _________2025.

BETWEEN

(1)	BIOMAX HOLDINGS PTE LTD (UEN No. 201027140Z), a company incorporated under the laws of Singapore and having its registered office at 22 Sin Ming Lane #06-76 Midview City Singapore (573969)(the “Borrower”);

(2)	SUNHO BIOTECH GROUP LTD (Company Registration No. 419983), a company incorporated under the laws of Cayman Island and having its registered office at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Issuer”);

(3)	__________________________ (NRIC No.___________) of _______________________________ (the “Lender”); and

(4)	SIM ENG TONG (NRIC No. __________) of ________________ Singapore ______ (the “Guarantor”).

(The Borrower, the Issuer, the Lender and the Guarantor shall be referred to as the “Parties” and each a “Party”).

WHEREAS

(A)	The Lender have agreed to grant, and the Borrower has agreed to accept, the Convertible Loan (as defined below) on the terms and subject to the conditions of this Agreement.

(B)	The Issuer has agreed, subject to and in accordance with this Agreement, to allot and issue shares to the Lender upon a Conversion (as defined below).

(C)	The Guarantor has agreed to provide a personal guarantee of certain payment obligations of the Borrower and a covenant to transfer personal shares in the Issuer as a fallback if Conversion cannot be completed when elected, in each case on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1.	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Business Day” means a day (other than Saturday, Sunday or a gazetted public holiday) on which commercial banks are open for business in Singapore;

“Claim” includes any notice, demand, assessment, letter or other document issued or action taken by any party, including the Inland Revenue Authority of Singapore or other statutory or governmental authority, body or official whatsoever (whether in Singapore or elsewhere) whereby the Borrower is or may be placed or sought to be placed under a liability to make payment or deprived of any relief, allowance, credit or repayment otherwise available;

“Conversion” means the conversion of the relevant Lender’s Loan Amount into Shares of the Issuer in accordance with Clause 6;

“Conversion Option” has the meaning ascribed to it in Clause 6.1;

“Conversion Price” means US$2.00 per Share;

“Conversion Shares” means the Shares to be issued by the Issuer to the Lender upon Conversion, such Shares to rank pari passu with the then existing Class A ordinary shares in the capital of the Issuer;

“Convertible Loan” means the convertible loan granted by the Lender to the Borrower in accordance with the terms and conditions of this Agreement;

“Event of Default” means any one of the events mentioned in Clause 5 or any event or circumstance which, with the giving of any notice, could become one of the events mentioned in that Clause 5;

“Exercise Period” means the period of three (3) months immediately following the expiry of the Minimum Holding Period;

“Guarantor Share Cap” has the meaning ascribed to it in Clause 6.7(b);

“Interest” means a flat interest rate of ten per cent. (10%) of the Lender’s Loan Amount, payable only in the circumstances set out in Clauses 3, 6.3 or Clause 6.4;

“Minimum Holding Period” means the period of six (6) months commencing on the Official Listing Date;

“Official Listing Date” means the first date on which the Issuer’s Class A ordinary shares commence trading on the New York Stock Exchange (“NYSE”);

“Outstanding Sum” means all sums due and outstanding from the Borrower to the Lender under this Agreement including all principal sums and any Interest (as defined below) thereon remaining unpaid under this Agreement;

“Shares” means fully paid listed Class A ordinary shares in the capital of the Issuer, being Class A ordinary shares listed on the New York Stock Exchange, to be allotted and issued to an Investor upon Conversion, ranking pari passu in all respects with the then existing listed Class A ordinary shares of the Issuer.; and

“US$” or “USD” means United States Dollars, the lawful currency of the United States of America.

1.2.	In this Agreement, a reference to:

(a)	a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced;

(b)	“this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties;

(c)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency, and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(d)	“written” and “in writing” shall include any means of visible reproduction; and

(e)	“Clauses” and “Schedules” are to the clauses of, and the schedules to, this Agreement (unless the context otherwise requires).

1.3.	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing a specific gender shall include the other genders (male, female or neuter).

1.4.	The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.5.	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.6.	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	CONVERTIBLE LOAN

2.1.	Loan Amount: The Convertible Loan shall comprise an aggregate principal amount of the Loan Amount by the Lender. The Lender’s commitment is as set out in Schedule 1. The Loan Amount shall be drawn in a single tranche as agreed between the Borrower and the relevant Lender and set out in Schedule 1.

2.2.	Currency of Funding: The Lender may fund the Loan Amount (i) in USD, or (ii) in SGD in an amount equal to the Loan Amount converted at the prevailing USD/SGD spot rate quoted by the Lender’s remitting bank on the date the transfer is processed. Any shortfall or excess resulting from intra-day exchange movements shall be settled in cash between the Lender and the Borrower within three (3) Business Days upon request by the Borrower.

2.3.	Payment of Loan Amount: The Lender shall pay the Loan Amount to the Borrower, Biomax Holdings Pte. Ltd., to the applicable bank account specified in Schedule 1.

2.4.	Interest: No Interest shall accrue on the Loan Amount in the event the Lender elects the Conversion Option under Clause 6.1. If the Lender elects (or is deemed to have elected) cash repayment in accordance with Clause 6.3 or Claus 6.4, the Borrower shall pay to the Lender the Loan Amount together with the Interest to the Lender pursuant to Clause 3.1.

2.5.	Use of Proceeds: The Borrower shall apply all proceeds of the Convertible Loan solely towards pre-IPO expenses of the Issuer on the NYSE, anticipated to be completed within one month from the date of this Agreement.

2.6.	Tax Gross-up: All payments to be made by the Borrower to the Lender under this Agreement shall be made free and clear of any deduction of or withholding for or on account of Taxes, except to the extent the Borrower is required by law to make payment subject to Taxes, in which case the Borrower shall pay such Taxes within the time allowed by law and shall within fifteen (15) days of the payment being made, deliver to the Lender evidence satisfactory to the Lender (including all relevant receipts for Taxes) that the payment has been duly paid to the appropriate authority. If any Taxes or amounts in respect of Taxes must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower under this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receive a net amount equal to the full amount which the Lender would have received had no such deduction or withholding been made or required to be made.

2.7.	No Prepayment: The Borrower shall not prepay, repay or redeem any part of the Loan Amount prior to the occurrence of (a) a Conversion in respect of that Loan Amount or (b) the due date for payment of the cash outcome under Clause 6, in each case unless the Lender first consents in writing.

3.	REPAYMENT OF CONVERTIBLE LOAN

3.1.	Cash Outcome: Subject to Clause 6, where the Lender delivers a valid Cash Election (as defined in Clause 6.3) or is deemed to have done so under Clause 6.4, the Borrower shall pay to the Lender the Loan Amount together with the Interest within ten (10) Business Days after the earlier of (a) the end of the Exercise Period, and (b) the date of the Cash Election.

3.2.	Tax Gross-up: Clause 2.6 applies to all payments under this Clause 3.

4.	BORROWER AND ISSUER COVENANTS

4.1.	The Issuer shall obtain and maintain all director and (where required) shareholder approvals, allotment authorities and waivers required under all relevant and applicable laws and the Issuer’s constitution to permit the issue of the Conversion Shares and the registration of the Lender as holders. The Borrower shall procure the Issuer’s compliance with this Clause.

4.2.	Until completion of Conversion or payment of the cash outcome (as applicable), the Issuer shall not undertake any action which would reasonably be expected to prevent or delay the issue of the Conversion Shares when due under this Agreement.

4.3.	During the Minimum Holding Period and Exercise Period, the Issuer shall not, without the prior written consent of the Lender (not to be unreasonably withheld or delayed): (a) declare or pay any dividend or other distribution in respect of its shares; (b) undertake or effect any split, consolidation, reclassification or reduction of its share capital; (c) issue, allot or agree to issue or allot any equity securities (or grant any option or right to subscribe for, or convert into, equity securities) if doing so would or would reasonably be expected to impair the Issuer’s ability to issue the Conversion Shares when due; or (d) buy back, redeem or otherwise acquire any of its shares (other than as required by law or the rules of any applicable stock exchange).

4.4.	Neither the Borrower nor the Issuer shall create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance over any of its assets if doing so would or would reasonably be expected to impair its ability to perform its obligations under this Agreement, save for (a) liens arising by operation of law in the ordinary course of business and (b) encumbrances which are discharged within thirty (30) days.

5.	EVENT OF DEFAULT

5.1.	If at any time and for any reason, whether within or beyond the control of any Party, any of the following events occurs and such event is continuing, the Lender may by written notice to the Borrower declare that an Event of Default has occurred:

(a)	the Official Listing Date has not occurred on or before 31 December 2025; or, at any time before 31 December 2025, the Issuer: (i) withdraws or is required by any exchange or regulator to withdraw its NYSE listing or listing application, (ii) publicly announces that it shall not proceed with the NYSE listing, or (iii) has its listing application rejected or lapses and such rejection or lapse is not remedied within twenty (20) Business Days;

(b)	the Borrower does not pay in the manner provided in this Agreement any sums payable by it under this Agreement;

(c)	the Lender has served a notice of default or breach of any material term or condition of this Agreement on the Borrower and the Borrower has failed to duly rectify or remedy the default or breach within 30 days of the Borrower’s receipt of such notice;

(d)	if the Borrower: (i) becomes insolvent and/or is unable to pay its debts as they fall due; (ii) stops, suspends or threatens to stop or suspend payment of all or a material part of its debts; (iii) begins negotiations or takes any proceeding or other step with a view to readjusting or rescheduling all or part of its indebtedness; or (iv) proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or if a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness;

(e)	any step is taken by any person for the liquidation or dissolution of the Borrower and/or the Issuer (except for the purpose of and followed by a reconstruction, amalgamation or reorganisation which has received the prior approval of the Lender in writing) or for the appointment of a liquidator (including a provisional liquidator), receiver, judicial manager, trustee, administrator, agent or similar officer over all or any part of its assets and/or undertaking;

(f)	it is or will become unlawful for the Borrower and/or the Issuer to perform or comply with any one or more of its obligations under this Agreement; and/or

(g)	if, in the reasonable opinion of the Lender: (i) there shall have been any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the business or operations, of the Borrower and/or the Issuer, including any pending or threatened litigation proceedings, which may have a material adverse effect on the Borrower and/or the Issuer; or (ii) there shall have been an imposition of a new legal or regulatory restriction not in effect on the date hereof, or any change in the interpretation of existing legal or regulatory restrictions, that has or may have a material adverse effect on the Borrower or on the grant of the Convertible Loan and/or the issue and subscription of the Conversion Shares.

5.2.	Consequences of Event of Default: Upon the occurrence of an Event of Default, the Lender may, by written notice to the Borrower, declare its Outstanding Sum immediately due and payable. In such case: (a) the Borrower shall, within five (5) Business Days of such notice, pay to the Lender the Loan Amount together with the Interest; and (b) if any such amount is not paid when due, the Guarantor shall on demand pay such amount to the Lender pursuant to Clause 6.7(c). The foregoing is without prejudice to any right of the Lender to exercise a Conversion Option under Clause 6 (where available) or any other rights or remedies under this Agreement. Remedies under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

6.	CONVERSION OPTION AND ELECTION MECHANICS

6.1.	Conversion Option: Subject to Clauses 6.2 to 6.6,the Lender may, at its sole option, elect to convert the whole (and not part only) of its Loan Amount into Conversion Shares at the Conversion Price during the Exercise Period by giving a written notice to the Borrower and the Issuer (a “Conversion Option”) in the form set out in Schedule 2.

6.2.	Minimum Holding Period: No Conversion Option may be exercised before the expiry of the Minimum Holding Period.

6.3.	Cash Election: In lieu of Conversion, the Lender may, during the Exercise Period, elect by written notice in the form set out in Schedule 2 to require repayment of the Loan Amount together with the Interest (a “Cash Election”).

6.4.	Deemed Cash Election: If the Lender does not deliver a Conversion Option or a Cash Election during the Exercise Period, the Lender shall be deemed to have made a Cash Election at the end of the Exercise Period.

6.5.	Number of Shares: On a valid Conversion Option, the number of Conversion Shares to be issued to the Lender shall be equal to the Lender’s Loan Amount divided by the Conversion Price (US$2.00 per Share) as stated in Schedule 1.

6.6.	Completion of Conversion: Completion of the allotment and issuance of the Conversion Shares shall take place at the office of the Borrower (or such other place as the Parties may agree) within ten (10) Business Days after a valid Conversion Option, when the Issuer shall: (a) effect the allotment and issuance of the Conversion Shares to the Lender; and (b) deliver to the Lender such waivers, consents and resolutions as may be required to enable the Conversion Shares to be issued and for the Lender to be duly registered as the holder of the Conversion Shares. Any Conversion effected in accordance with this Clause 6 shall be a good discharge of the Borrower’s obligation to repay the converted Loan Amount.

6.7.	Failure Scenarios and Guarantor Backstops:

(a)	Share Issue Failure: If the Issuer fails for any reason to allot and issue the Conversion Shares to the Lender within the time required under Clause 6.6 following a valid Conversion Option (a “Share Issue Failure”), then:

(i)	the Borrower shall within five (5) Business Days pay to the Lender the Loan Amount together with the Interest; and

(ii)	the Guarantor shall transfer to the Lender, at a transfer price of US$2.00 per Share, such number of Shares in the Issuer as is equal to the number of Conversion Shares that would otherwise have been issued on Conversion.

(b)	Cap on Guarantor Share Transfer: The Guarantor’s obligation in Clause 6.7(a)(ii) shall be capped, for the Lender, at a number of Shares equal to the Lender’s Loan Amount divided by US$2.00 (the “Guarantor Share Cap”).

(c)	Payment Guarantee: If the Borrower fails to make any payment of the Loan Amount and Interest when due under Clause 3 or Clause 6.7(a)(i), the Guarantor shall on demand pay such amounts to the Lender.

(d)	The Guarantor agrees and declare that his liabilities under this Clause 6.7 shall not in any manner whatsoever to be discharged diminished or affected by the invalidity irregularity or unenforceability of this Agreement by:

(i)	the granting of time or other indulgence to the Borrower and/or the Issuer;

(ii)	by the effecting of any release of or compromise with the Borrower and/or the Issuer or any agreement not to enforce the terms herein on the Borrower and/or the Issuer;

(iii)	by variation of any term or terms of this Agreement;

(iv)	any change, insolvency, amalgamation, reconstruction or winding up which may be made in the constitution of the Borrower and/or the Issuer;

(v)	the death, insanity, bankruptcy, or any other disability of the Guarantor.

(e)	The Guarantor hereby warrants that he is currently financially solvent, and there are no winding up and/or bankruptcy applications or proceedings taken or commenced against him as at the date of this Agreement.

(f)	This Guarantee under Clause 6.7 shall be binding upon and inure to the benefit of the Lender hereto and its respective heirs, executors, administrators, successors, and permitted assigns.

6.8.	Exclusivity of Options: The Lender shall be entitled to elect only one outcome in respect of its Loan Amount: either Conversion or the cash outcome. The Lender shall not be entitled to both Conversion Shares and cash in respect of the same Loan Amount, save for the circumstance set out in Clause 6.7(a) above.

7.	SENIORITY OF CONVERTIBLE LOAN

The Convertible Loan shall be subordinated in right of payment to all current and future indebtedness to banks and other financial institutions and shall rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of the Borrower.

8.	WARRANTIES

8.1.	The Borrower hereby represents, warrants and undertakes to the Lender that:

(a)	the Borrower is a company duly incorporated in Singapore and validly existing under the laws of Singapore and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct;

(b)	the execution by the Borrower of this Agreement and the performance of the obligations to be assumed hereunder by the Borrower have been or will be duly authorised by all necessary corporate action of the Borrower;

(c)	all actions, conditions, waivers and things required to be taken, fulfilled and done (including without limitation the obtaining of any necessary consents or licence or the making of any filing or registration) in order to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and to ensure that such obligations are legally binding and enforceable on it;

(d)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate or exceed any power or restriction granted or imposed by any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject;

(e)	its obligations under this Agreement are valid, binding on and enforceable against it in accordance with their respective terms;

(f)	no steps have been taken by the Borrower, its directors or its shareholders nor have any legal proceedings been started or threatened for the dissolution of the Borrower or for the appointment of a judicial manager, receiver and/or manager, trustee or such other similar officer in respect of the Borrower or the assets of the Borrower;

(g)	neither the Borrower nor any of its subsidiaries is engaged in or has pending or threatened against it any prosecution, litigation or arbitration which, individually or collectively, is of material importance in the context of the transactions contemplated under this Agreement and there are no circumstances known to the Borrower which might give rise to any such prosecution, litigation or arbitration; and

(h)	no outstanding indebtedness or liability (including contingent liabilities) of the Borrower has become or become capable of being rendered or declared payable by reason of default by the Borrower or any event of default however described and no event or circumstance is impending or has occurred which with the lapse of time or the fulfilment of any condition or the giving of any notice may result in any such indebtedness or liability becoming so payable.

8.2.	The Issuer represents and warrants to the Lender that: (a) it has and shall maintain all corporate authorisations required to perform its obligations under this Agreement; and (b) the Conversion Shares, when issued in accordance with this Agreement, shall be validly issued, fully paid and free from any lien or encumbrance other than restrictions arising under applicable securities laws and the Issuer’s constitution.

8.3.	The Guarantor represents and warrants that he has full capacity and authority to enter into and perform his obligations under this Agreement and that he is and shall remain the legal and beneficial owner of at least such number of Shares as is necessary to satisfy the Guarantor Share Cap free from any encumbrance.

8.4.	Each of the representations, warranties and undertakings in this Clause 8 shall be separate and independent and shall not be limited by anything in this Agreement.

8.5.	The representations, warranties and undertakings given under or pursuant to this Clause 8 shall not in any respect be extinguished or affected by the repayment of the Loan except by a specific and duly authorised waiver or release in writing by the relevant Party.

9.	INDEMNITY

The Borrower hereby undertakes to the Lender (referred to as “Indemnified Person” in this clause), to fully indemnify and keep fully indemnified on demand each Indemnified Person from and against any and all liabilities, losses, claims, costs, charges and expenses of any nature whatsoever (including, without limitation, expenses of investigation and enforcement of this indemnity and legal expenses on a full indemnity basis) which any Indemnified Person may incur or sustain from or in consequence of any misrepresentation by the Borrower, or any of the representations, warranties or undertakings contained herein not being correct or fully complied with and duly performed. Such indemnity shall extend to include all charges and expenses which any of the Indemnified Persons may pay or incur in investigating, disputing or defending any claim or action or other proceedings in respect of which the Borrower is or may be liable to indemnify under this clause. This indemnity shall be without prejudice to any other rights and remedies of any Indemnified Person in relation to any such breach of any such warranties and all other rights and remedies are expressly reserved to each Indemnified Person.

10.	GENERAL TERMS

10.1.	Prevalence of Agreement: In the event of any inconsistency or conflict between this Agreement and the memorandum and articles of association or other constitutional documents of the Borrower or the Issuer, the provisions of this Agreement shall prevail as between the Parties. The Borrower and the Issuer shall take such steps as may be necessary to amend their constitutional documents to give effect to this Agreement.

10.2.	No Partnership or Agency: This Agreement shall not constitute or imply any partnership, joint venture, agency, fiduciary relationship or other relationship among the Parties other than the contractual relationship expressly provided for in this Agreement.

10.3.	Entire Agreement: This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and none of the Parties have entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Agreement. Nothing in this Clause 10.3 shall however operate to limit or exclude liability for fraud.

10.4.	Assignment:

(a)	Save as otherwise permitted or provided for in this Agreement, the Borrower shall not (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Parties.

(b)	All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted assigns and successors-in-title.

10.5.	Severance: If any term of this Agreement or the application of any such term is held by a court of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable, the same shall be deemed to be deleted from this Agreement and be of no force and effect, whereas the other terms hereof shall remain in full force and effect as if such term had not originally been contained in this Agreement. In the event of such deletion, and if the commercial basis of this Agreement is, whether by reason of any illegality or change in circumstances, substantially altered, the Parties shall review and agree on revisions mutually acceptable to them which shall most closely reflect their original intent and purposes in place of the terms so deleted.

10.6.	Waivers: No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, and any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.7.	Amendments: No amendment, modification of or addition to any provision of this Agreement shall be effective unless made in writing and signed by the Parties or their duly authorized representatives.

10.8.	Costs: Save as provided in this Agreement, each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancillary documents.

10.9.	Further Assurances: The Parties shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

10.10.	Notices and Communications:

(a)	Each and every communication under this Agreement shall be made in writing by hand, pre-paid registered post or courier or electronic mail. Each communication or document to be delivered to a Party shall be sent to that Party at the postal address or electronic mail address from time to time designated by that Party for the purpose of this Agreement. The initial contact details of the Parties are as set out in Schedule 1.

(b)	Any notice or demand shall be deemed served and received by the addressee: (i) if delivered by hand or courier, when delivered; (ii) if delivered by post, on the second working day after the date of posting; or (iii) if delivered by electronic mail, at the time of transmission, provided that in each case where delivery by hand occurs after 6pm on a working day or on a day which is not a working day, service shall be deemed to occur at 9am on the next following working day.

(c)	In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as prepaid mail and that no delivery failure message was generated in respect of the electronic mail in question.

10.11.	Time of Essence: Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

10.12.	Force Majeure: If any Party is rendered unable to carry out the whole or any part of its obligations under this Agreement for any reason beyond the control of that Party, including but not limited to decrees or restraints by governmental authorities, acts of God, force majeure, strikes, war, riot and any other causes of such nature, then the performance of the obligations hereunder of that Party or all the Parties, as the case may be, and as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied with all reasonable despatch.

10.13.	Counterparts: This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any counterpart and each counterpart may be signed and executed by the Parties and transmitted by electronic transmission and shall be valid and effectual as if executed as an original.

10.14.	Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of Singapore. Each Party hereto hereby submits to the exclusive jurisdiction of the Singapore courts.

10.15.	Enforcement Costs: Notwithstanding Clause 10.8, if any amount payable by the Borrower is not paid when due under this Agreement, or upon or following an Event of Default, the Borrower and the Guarantor shall, on demand, jointly and severally pay to the Lender all reasonable costs and expenses (including legal fees and expenses on an indemnity basis) incurred by the Lender in connection with the enforcement or preservation of any rights under this Agreement, the collection of any amount due, or any action or proceeding arising out of or in connection with this Agreement.

10.16.	Confidentiality and Announcements: Each Party shall keep confidential, and shall not disclose to any person, the existence and terms of this Agreement and any information relating to another Party obtained in connection with it (“Confidential Information”), except (a) to its professional advisers, auditors and bankers on a need-to-know basis who are bound by duties of confidentiality; (b) as required by applicable law, regulation or the rules of any stock exchange, provided that (to the extent lawful) prior notice of the intended disclosure is given to the other Parties; (c) to actual or prospective investors or financiers (and their professional advisers) who are bound by duties of confidentiality; or (d) where the information is public other than through a breach of this Clause 10.16. No public announcement relating to this Agreement shall be made by any Party without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed) unless required by law or regulation.

10.17.	No Third-Party Rights: A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term of this Agreement.

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SCHEDULE 1

LENDER, LOAN AMOUNT, DISBURSEMENT DETAIL AND NOTICES

Lender	Address / Email	Loan Amount (US$)	Date(s) of Disbursement
______________	___________________ / ________________________	______________	_________2025

No. of Conversion Shares:__________

BORROWER’S BANK ACCOUNT DETAILS

Designated SGD Funding Account

Account Name:	BIOMAX HOLDINGS PTE LTD
Account Number:	623000346001
Bank:	OCBC Bank
Bank Address:	204 BEDOK NORTH ST 1, #01-403/405/407, S460204
Bank Code:	7339
Branch Code:	623
Swift code:	OCBCSGSGXXX

Designated USD Funding Account

Account Name:	BIOMAX HOLDINGS PTE LTD
Account Number:	520003435301
Bank:	OCBC Bank
Bank Address:	204 BEDOK NORTH ST 1, #01-403/405/407, S460204
Bank Code:	7339
Branch Code:	623
Swift code:	OCBCSGSGXXX

NOTICES

Borrower:

Address: 22 Sin Ming Lane #06-76 Midview City Singapore (573969)

Email: et.sim@biomaxgreen.com and raymond.tan@biomaxgreen,com

Issuer:

Address: c/o 3 Kim Chuan Lane #02-01 Singapore 537069

Email: et.sim@biomaxgreen.com and raymond.tan@biomaxgreen,com

Guarantor:

Address: c/o 3 Kim Chuan Lane #02-01 Singapore 537069

Email: et.sim@biomaxgreen.com

SCHEDULE 2

ELECTION NOTICE (CONVERSION OR CASH)

To: Biomax Holdings Pte Ltd (Borrower) and SunHo Biotech Group Ltd (Issuer)

We refer to the Convertible Loan Agreement dated __________ 2025 (the “Agreement”). Capitalised terms have the meanings given in the Agreement. Please mark/select one option only:

☐ Conversion Option: Pursuant to Clause 6.1 of the Agreement, the undersigned Lender elects to convert USD__________ being its Loan Amount at the Conversion Price of USD 2.00 per Share. Number of Shares: USD[__________ ÷ USD2.00 = __________ Shares. Please allot and issue the Conversion Shares and register the undersigned as holder within ten (10) Business Days; OR

☐ Cash Election: Pursuant to Clause 6.3 of the Agreement, the undersigned Lender elects to receive repayment of its Loan Amount together with the Interest. Please pay USD __________ being the Loan Amount+ 10% within ten (10) Business Days in accordance with Clause 3.1.

Signed: ____________________________
Name:
Date:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SIGNED:

For and on behalf of Biomax Holdings Pte. Ltd.		)

By	:	)
Designation	:	)

In the presence of:

WITNESS
Name	:	)
Designation	:	)

SIGNED:

For and on behalf of SunHo Biotech Group Ltd		)

By	:	)
Designation	:	)

In the presence of:

WITNESS
Name	:	)
Designation	:	)

SIGNED:

By Sim Eng Tong		)

In the presence of:

WITNESS
Name	:	)
Designation	:	)

SIGNED:

By _______________________________		)

In the presence of:

WITNESS
Name	:	)
Designation	:	)